OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK

                                       OF

                               HUNGRY MINDS, INC.

                                       AT

                           $6.09 NET PER SHARE IN CASH

                                       BY

                              HMI ACQUISITION CORP.
                 A DIRECT OR INDIRECT WHOLLY OWNED SUBSIDIARY OF

                             JOHN WILEY & SONS, INC.

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 17, 2001,
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                 August 20, 2001

To   Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     We have been engaged by HMI Acquisition Corp., a Delaware corporation ("Purchaser") and a direct or indirect wholly owned subsidiary of John Wiley & Sons, Inc., a Delaware corporation ("Wiley"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of Class A Common Stock, par value $0.001 per share (the "Shares"), of Hungry Minds, Inc., a Delaware corporation (the "Company"), at a purchase price of $6.09 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 20, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) or complete the procedures for book-entry transfer on or prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.   Offer to Purchase dated August 20, 2001;

     2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date;

     4. The letter to stockholders of the Company from John J. Kilcullen, Chairman of the Board of Directors and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

     5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. A return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 17, 2001, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (a) there being validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which, together with any other Shares then owned by Wiley, Purchaser, or any affiliate of Wiley or Purchaser, constitutes at least a majority of the Shares entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis on the date of purchase and (b) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See the Introduction and Sections 1 and 15 of the Offer to Purchase.

     The Board of Directors of the Company has (i) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer, the Merger and the purchase of the Shares contemplated by the Offer (collectively, the "Transactions"), are advisable and fair to, and in the best interests of, the Company and the Company's stockholders, (ii) unanimously approved of and adopted the Transactions and the Merger Agreement in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DGCL") so that the provisions of Section 203 of the DGCL are not applicable to the Transactions provided for, referred to or contemplated by, the Merger Agreement, and (iii) resolved to recommend that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer, and approve and adopt the Merger Agreement and the Merger.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 12, 2001 (the "Merger Agreement"), among Wiley, the Purchaser and the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and become a direct or indirect wholly owned subsidiary of Wiley. At the effective time of the Merger, each outstanding Share (other than Shares held by (a) the Company or any of its subsidiaries, (b) Wiley, Purchaser or any of Wiley's direct or indirect wholly owned subsidiaries, or (c) stockholders, if any, who are entitled to and properly exercise appraisal rights under the DGCL), will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest, as set forth in the Merger Agreement and


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

described in the Offer to Purchase.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (b) a properly completed and duly executed Letter of Transmittal or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (c) all other documents required by the Letter of Transmittal.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase), to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, such holders must tender their Shares in accordance with the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Neither Purchaser nor Wiley will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and us, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

     Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, us at our address and telephone number set forth on the back cover of the Offer to Purchase.

                                                        Very truly yours,


                                                        D.F. King & Co., Inc.


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF PURCHASER, WILEY, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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